SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    Form 15

         Certification and Notice of Termination of Registration under
            Section 12(g) of the Securities Exchange Act of 1934 or
              Suspension of Duty to File Reports Under Section 13
               and 15(d) of the Securities Exchange Act of 1934.


                                           Commission File Number 333-82831-01
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                               IndyMac MBS, Inc.
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            (Exact name of Registrant as specified in its charter)


                             155 North Lake Avenue
                   Pasadena, California 91101 (800) 669-2300
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         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

       IndyMac MBS, Inc. Residential Asset Securitization Trust 2000-A8
                      Mortgage Pass-Through Certificates
                                 Series 2000-H
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           (Title of each class of securities covered by this Form)

                                     None
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        (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  [ ]    Rule 12h-3(b)(1)(ii) [ ]

         Rule 12g-4(a)(1)(ii) [ ]    Rule 12h-3(b)(2)(i)  [ ]

         Rule 12g-4(a)(2)(i)  [ ]    Rule 12h-3(b)(2)(ii) [ ]

         Rule 12g-4(a)(2)(ii) [ ]    Rule 15d-6           [X]

         Rule 12h-3(b)(1)(i)  [ ]

     Approximate number of holders of record as of the certification or notice
date:   5
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
IndyMac MBS, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




DATE:   January 30, 2001                   BY:  /s/ S. Blair Abernathy
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                                                S. Blair Abernathy
                                                Vice President